EXHIBIT 4.7
CREDIT AGREEMENT
among
APPLIED INDUSTRIAL TECHNOLOGIES, INC.,
and
THE CANADIAN BORROWERS NAMED HEREIN,
as Borrowers,
THE LENDERS NAMED HEREIN,
as Lenders,
KEYBANK NATIONAL ASSOCIATION,
as Lead Arranger, Book Runner and Administrative Agent,
and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent

dated as of
June 3, 2005

i

TABLE OF CONTENTS

Page

Section 10.18. Currency	72
Section 10.19. Governing Law; Submission to Jurisdiction	73
Section 10.20. Jury Trial Waiver	Signature Page 74

Exhibit A	Form of US Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of CAD Revolving Credit Note
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement
Exhibit G	Form of Request for Extension
Exhibit H	US Borrower Investment Policy

Schedule 1	Lenders and Commitments
Schedule 2	Canadian Borrowers
Schedule 2.2	Existing Letters of Credit
Schedule 3	Guarantors of Payment
Schedule 5.9	Liens
Schedule 6.1	Subsidiaries
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.10	ERISA Plans
Schedule 6.15	Material Agreements

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 3rd day of June, 2005 among:
(a) APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (“US Borrower”);
(b) each Canadian Borrower, as hereinafter defined (each such Canadian Borrower, together with US Borrower, collectively, “Borrowers” and, individually, each a “Borrower”);
(c) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that becomes a party hereto pursuant to Section 2.10(b) or 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);
(d) KEYBANK NATIONAL ASSOCIATION, as lead arranger, book runner and administrative agent for the Lenders under this Agreement (“Agent”); and
(e) U.S. BANK NATIONAL ASSOCIATION, as syndication agent under this Agreement (the “Syndication Agent”).
WITNESSETH:
WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
“Additional Commitment” shall mean that term as defined in Section 2.10(b) hereof.

“Additional Lender” shall mean a financial institution that shall become a Lender during the Commitment Increase Period pursuant to Section 2.10(b) hereof.
“Additional Lender Assumption Agreement” shall mean an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a US Lender.
“Additional Lender Assumption Effective Date” shall mean that term as defined in Section 2.10(b) hereof.
“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding.
“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
“Agent” shall mean that term as defined in the first paragraph hereof.
“Agent Fee Letter” shall mean the Agent Fee Letter between US Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.
“Agreement” shall mean that term as defined in the first paragraph hereof.
“Applicable Commitment Percentage” shall mean, for each Lender:
(a) with respect to the US Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “US Revolving Credit Commitment Percentage” as listed in Schedule 1 hereto; and
(b) with respect to the CAD Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “CAD Revolving Credit Commitment Percentage” as listed in Schedule 1 hereto.
“Applicable Debt” shall mean:
(a) with respect to the Canadian Commitment, collectively, (i) all Indebtedness incurred by Canadian Borrowers to the Canadian Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Loans payable by Canadian Borrowers to the Canadian Lenders, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, and (iii) the facility, prepayment and other fees and amounts payable hereunder in connection with the Canadian Commitment; and

(b) with respect to the US Commitment, collectively, (i) all Indebtedness incurred by US Borrower to the US Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Loans payable by US Borrower to such US Lenders in connection with the US Commitment, and all obligations with respect to the Swing Line Commitment and the Letter of Credit Commitment, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, and (iii) the facility, prepayment and other fees and amounts payable hereunder in connection with the US Commitment.
“Applicable Facility Fee Rate” shall mean:
(a) for the period from the Closing Date through October 31, 2005, ten (10) basis points; and
(b) commencing with the Consolidated financial statements of US Borrower for the fiscal quarter ending June 30, 2005, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on November 1, 2005 and thereafter:

Leverage Ratio	Applicable Facility Fee Rate
Greater than or equal to 2.50 to 1.00	20.00 basis points
Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	17.50 basis points
Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	15.00 basis points
Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	12.50 basis points
Less than 1.00 to 1.00	10.00 basis points
After November 1, 2005, changes to the Applicable Facility Fee Rate shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.
“Applicable Lender” shall mean, (a) US Lenders with respect to the US Commitment, and (b) Canadian Lenders with respect to the Canadian Commitment.

“Applicable Margin” shall mean:
(a) for the period from the Closing Date through October 31, 2005, thirty (30) basis points; and
(b) commencing with the Consolidated financial statements of US Borrower for the fiscal quarter ending June 30, 2005, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on November 1, 2005 and thereafter:

Leverage Ratio	Applicable Margin
Greater than or equal to 2.50 to 1.00	55.00 basis points
Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	47.50 basis points
Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	40.00 basis points
Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	32.50 basis points
Less than to 1.00 to 1.00	30.00 basis points
After November 1, 2005, changes to the Applicable Margin shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.
“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit F.
“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.
“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
“Base Rate Loan” shall mean a US Revolving Loan described in Section 2.2(a) hereof on which US Borrower shall pay interest at a rate based on the Base Rate.
“Borrower” shall mean that term as defined in the first paragraph hereof.

“Business Day” shall mean (a) a day of the year on which banks are not authorized or required to close in Cleveland, Ohio, (b) if the applicable Business Day shall relate to any Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market, or (c) if the applicable Business Day shall relate to any CAD Revolving Loan, a day of the year on which dealings in deposits are carried on in Canada.
“CAD Base Rate” shall mean the per annum interest rate established from time to time by JPMorgan Canada as JPMorgan Canada’s “prime rate” or similar index, whether or not such rate is publicly announced, applicable to commercial loans made by JPMorgan Canada in Canada in CAD; provided that the CAD Base Rate may not be the lowest interest rate charged by JPMorgan Canada for such commercial loans. Each change in the CAD Base Rate shall be effective immediately from and after such change.
“CAD Base Rate Loan” shall mean a CAD Revolving Loan described in Section 2.3 hereof on which Canadian Borrowers shall pay interest at a rate based on the CAD Base Rate.
“CAD” or “Canadian Dollar” shall mean lawful money of Canada.
“CAD Equivalent” shall mean the amount denominated in CAD, as of any date of determination, that could be purchased with the applicable amount of Dollars at the most favorable spot exchange rate quoted by Agent at approximately 11:00 A.M. (Eastern time) on such date.
“CAD Fixed Rate” shall mean, in respect of any Interest Period applicable to a CAD Fixed Rate Loan, the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollar bankers’ acceptances (on a three hundred sixty-five (365) day basis) with a term comparable to such Interest Period as of 10:00 A.M. (Eastern time) on the first day of such Interest Period. If for any reason the Reuters Monitor Screen rates are unavailable, CAD Fixed Rate means the rate of interest determined by Agent that is equal to the rate (rounded upwards to the nearest basis point) quoted by JPMorgan Canada in respect of Canadian Dollar bankers’ acceptances (on a three hundred sixty-five (365) day basis) with a term comparable to such Interest Period. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.
“CAD Fixed Rate Loan” shall mean a CAD Revolving Loan described in Section 2.3 hereof on which Canadian Borrowers shall pay interest at a rate based on the Derived CAD Fixed Rate.
“CAD Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of each Canadian Lender to make CAD Revolving Loans up to the Maximum Amount for such Canadian Lender.
“CAD Revolving Credit Note” shall mean a CAD Revolving Credit Note executed and delivered pursuant to Section 2.5(c) hereof.

“CAD Revolving Exposure” shall mean the Dollar Equivalent of the aggregate principal amount of all CAD Revolving Loans.
“CAD Revolving Loan” shall mean a CAD Base Rate Loan or a CAD Fixed Rate Loan granted to a Canadian Borrower in accordance with Section 2.3 hereof.
“Canadian Borrower” shall mean each of the Foreign Subsidiaries of US Borrower set forth on Schedule 2 hereto.
“Canadian Commitment” shall mean the obligation hereunder of the Canadian Lenders, during the Commitment Period, to make CAD Revolving Loans pursuant to the CAD Revolving Credit Commitment, up to the Maximum CAD Revolving Amount.
“Canadian Guarantor of Payment” shall mean each Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to Agent, pursuant to Section 5.19 hereof, subsequent to the Closing Date.
“Canadian Lender” shall mean each Lender that is designated as a Canadian Lender on Schedule 1 hereto.
“Capitalized Lease Obligations” shall mean obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” shall mean:
(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of US Borrower;
(b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of US Borrower by Persons who were neither (i) nominated by the board of directors of US Borrower nor (ii) appointed by directors so nominated; or
(c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.
“Closing Commitment Amount” shall mean the Dollar Equivalent of One Hundred Million Dollars ($100,000,000).

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.
“Closing Fee Letter” shall mean the Closing Fee Letter among US Borrower, Agent and the Lenders, dated as of the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Commitment” shall mean the US Commitment and the Canadian Commitment.
“Commitment Increase Period” shall mean the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period.
“Commitment Period” shall mean the period from the Closing Date to June 2, 2010, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.
“Companies” shall mean all Borrowers and Subsidiaries.
“Company” shall mean a Borrower or Subsidiary.
“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit E.
“Confidential Information” shall mean all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than any Company that is not, to the best knowledge of Agent or such Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Agent or such Lender.
“Consideration” shall mean, in connection with an Acquisition (or a Disposition), the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for such Acquisition (or Disposition).
“Consolidated” shall mean the resultant consolidation of the financial statements of US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) to the extent that US Borrower expenses such charges, Consolidated stock option expenses up to an aggregate amount of Five Million Dollars ($5,000,000) per fiscal year of US Borrower, and (e) (i) extraordinary or non-recurring charges, minus (ii) extraordinary or non-recurring cash gains.
“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of US Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Interest Expense” shall mean, for any period, the interest expense of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Net Earnings” shall mean, for any period, without duplication, an amount equal to (a) the net income (loss) of US Borrower for such period, plus (b) upon the consummation of an Acquisition (with Consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000)) permitted under Section 5.13 hereof, trailing twelve months pro forma historical net income (loss), less (c) upon the consummation of a Disposition (with Consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000)), trailing twelve months pro forma historical net income (loss), all as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of US Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Assets” shall mean, at any date, an amount equal to the total assets of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Liabilities” shall mean, at any date, the Total Liabilities of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.
“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan or a CAD Base Rate Loan to a Fixed Rate Loan, the continuation by the Lenders of a Fixed Rate Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance by the Fronting Lender of a Letter of Credit.

“Credit Party” shall mean a Borrower, and any Subsidiary or other Affiliate that is a Guarantor of Payment.
“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.
“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.
“Derived CAD Fixed Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the CAD Fixed Rate.
“Derived Eurodollar Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate.
“Derived Swing Loan Rate” shall mean a rate per annum equal to (a) Agent’s cost of funds as quoted to US Borrower by Agent and agreed to by US Borrower, plus (b) the Applicable Margin (from time to time in effect).
“Designated Lending Office” shall mean the office of Agent, c/o JPMorgan Canada, Royal Bank Tower, South Plaza, Suite 1800, Toronto, Ontario M5J2J2 Attention: Indrani Lazarus, or such other office and address in Canada as Agent may from time to time designate.
“Disposition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the transfer or other disposition of (a) in excess of fifty percent (50%) of the stock (or other equity interest) or (b) all or substantially all of the assets of any Company, or any business unit or division of any Company.
“Dollar” or the sign $ shall mean lawful money of the United States of America.
“Dollar Equivalent” shall mean (a) with respect to a CAD Revolving Loan, the Dollar equivalent of the amount of such CAD Revolving Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such CAD Revolving Loan, for the purchase of Canadian Dollars with Dollars for delivery on the date of such CAD Revolving Loan, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of Canadian Dollars with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (i) any Borrower’s obligation to prepay Loans pursuant to Section 2.12 hereof, or (ii) any Borrower’s ability to request additional Loans pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan. Agent shall notify US Borrower of the Dollar Equivalent of the CAD Revolving Loans or any other amount, at the time that such Dollar Equivalent shall have been determined pursuant to this definition.

“Domestic Guarantor of Payment” shall mean each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 3 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.
“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.
“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than One Million Dollars ($1,000,000) and aggregate investments by the Companies of less than One Million Dollars ($1,000,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than One Million Dollars ($1,000,000).
“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D), or, for the purposes of the Canadian Commitment, as defined in Ontario Securities Commission Rule 45-501), that is not a Borrower, a Subsidiary or an Affiliate.
“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America by any state or municipality thereof or any foreign jurisdiction, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a significant risk of the imposition of an excise tax in a material amount or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that, in either case, could result in a material liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which 30-day notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively) which results or is likely to result in a material liability to a Company; (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k), provided, in any such case, that the failure exposes or is likely to expose a Company to material liability; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan, provided, in any such case, that the failure exposes or is likely to expose a Company to material liability; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits, and such action or suit could reasonably be expected to have a Material Adverse Effect; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement medical benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, except for limited benefits in connection with a severance arrangement or benefits for retired senior executives or directors of a Company.
“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors or maintains, or to which a Controlled Group member contributes, has liability or has a contribution obligation.
“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.
“Eurodollar Loan” shall mean a Loan described in Section 2.2(a) hereof on which US Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.
“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) three Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), three Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.
“Excluded Taxes” shall mean net income taxes (and franchise taxes imposed in lieu of net income taxes) imposed on Agent or a Lender by the Governmental Authority located in the jurisdiction where Agent or such Lender is organized (other than any such taxes arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).
“Existing Letter of Credit” shall have the meaning given to such term in Section 2.2(b)(vii) hereof.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
“Financial Officer” shall mean any of the following officers: chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer, controller or assistant controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of US Borrower.
“Fixed Rate Loan” shall mean a Eurodollar Loan or a CAD Fixed Rate Loan.
“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.
“Fronting Lender” shall mean, (a) as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree, with the consent of US Borrower, that another US Lender may issue, a Letter of Credit, such other US Lender as shall agree to issue the Letter of Credit in its own name, but on behalf of the Lenders hereunder, or (b) as to any Existing Letter of Credit, KeyBank National Association.

“Funded Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness for borrowed money, (b) all Capitalized Lease Obligations and (c) all Indebtedness pursuant to letters of credit, synthetic lease and asset securitizations.
“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of US Borrower.
“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” shall mean US Borrower, a Domestic Guarantor of Payment or a Canadian Guarantor of Payment.
“Guaranty of Payment” shall mean the Parent Guaranty of Payment and each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.
“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Indebtedness” shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) the fair value (as disclosed on US Borrower’s quarterly financial statements, prepared on a quarterly basis and reported to the SEC in 10-Q and 10-K reports) of all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management or hedging device, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (g) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements.
“Interest Adjustment Date” shall mean the last day of each Interest Period.
“Interest Coverage Ratio” shall mean, as determined for the most recently completed four fiscal quarters of US Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.
“Interest Period” shall mean:
(a) with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by US Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the day after the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by US Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as US Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that (i) if US Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, US Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (ii) US Borrower may not select any Interest Period for a Eurodollar Loan that ends after any date when principal is due on such Eurodollar Loan; and
(b) with respect to a CAD Fixed Rate Loan, the period commencing on the date such CAD Fixed Rate Loan is made and ending on the last day of such period, as selected by Canadian Borrowers pursuant to the provisions hereof, and, thereafter (unless such CAD Fixed Rate Loan is converted to a CAD Base Rate Loan), each subsequent period commencing on the day after the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Canadian Borrowers pursuant to the provisions hereof. The duration of each Interest Period for a CAD Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Canadian Borrowers may select upon notice, as set forth in Section 2.6 hereof; provided that (i) if Canadian Borrowers shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Loan, Canadian Borrowers shall be deemed to have converted such CAD Fixed Rate Loan to a CAD Base Rate Loan at the end of the then current Interest Period; and (ii) Canadian Borrowers may not select any Interest Period for a CAD Fixed Rate Loan that ends after any date when principal is due on such CAD Fixed Rate Loan.

“JPMorgan Canada” shall mean JP Morgan Chase Bank, N.A., Toronto Branch, and its successors and assigns.
“Lender Agreement” shall mean that certain Lender Agreement, dated as of the Closing Date, among Agent, on behalf of the US Lenders, and the Canadian Lenders, as the same may from time to time be amended, restated or otherwise modified.
“Letter of Credit” shall mean a commercial documentary letter of credit or standby letter of credit that shall be issued by the Fronting Lender for the account of US Borrower or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.
“Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Twenty-Five Million Dollars ($25,000,000).
“Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by US Borrower or converted to a Revolving Loan pursuant to Section 2.2(b) hereof.
“Leverage Ratio” shall mean, at any time, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Net Indebtedness (for the most recently completed fiscal quarter of US Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower).
“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.
“Loan” shall mean a Revolving Loan or a Swing Loan granted to US Borrower or Canadian Borrowers by the Lenders in accordance with Section 2.2(a), 2.2(c) or 2.3 hereof.
“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of US Borrower or (b) the business, operations, property, condition (financial or otherwise) or prospects of the Companies taken as a whole.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with Funded Indebtedness of any Company or the Companies equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).
“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.10(a) hereof, increases pursuant to Section 2.10(b) hereof and assignments of interests pursuant to Section 10.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment.
“Maximum CAD Revolving Amount” shall mean Twenty-Five Million Dollars ($25,000,000), as such amount may be reduced pursuant to Section 2.10(a) hereof.
“Maximum Commitment Amount” shall mean the Dollar Equivalent of One Hundred Twenty-Five Million Dollars ($125,000,000).
“Maximum US Revolving Amount” shall mean Seventy-Five Million Dollars ($75,000,000), as such amount may be reduced pursuant to Section 2.10(a) hereof or increased pursuant to Section 2.10(b) hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.
“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Net Indebtedness” shall mean, at any time, the excess, if any, of (a) Indebtedness of the Companies as of such date, over (b) the Unrestricted Domestic Cash Amount as of such date; provided, however, that, notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, no more than Eighty Million Dollars ($80,000,000) of the Unrestricted Domestic Cash Amount may be used to calculate Net Indebtedness.
“Note” shall mean a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.
“Note Purchase Agreement” shall mean, collectively, the (a) the Private Shelf Agreement dated as of November 27, 1996, between US Borrower and each of the Purchasers (as defined therein), as amended through the date of this Agreement, (b) the Note Purchase Agreement, dated as of November 15, 2000, among US Borrower, Applied Nova Scotia Company and each of the Purchasers (as defined therein), relating to $20,000,000 of 7.98% Senior Notes due November 15, 2010, (c) the Note Purchase Agreement, dated as of November 15, 2000, among US Borrower and each of the Purchasers (as defined therein), relating to $5,000,000 of 7.98% Senior Notes due November 15, 2010, and (d) any other similar public or private debt instrument or agreement that meets the definition of Material Indebtedness Agreement; as each of the foregoing may from time to time be further amended, restated or otherwise modified or replaced.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit D.
“Obligations” shall mean, collectively, all Indebtedness and other obligations incurred by any Borrower or Guarantor of Payment to Agent, the Fronting Lender, the Swing Line Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and includes the principal of and interest on all Loans and all obligations pursuant to the Letters of Credit, and each extension, renewal or refinancing thereof in whole or in part, the facility, prepayment and other fees and amounts payable hereunder, and all fees and charges in connection with the Letters of Credit.
“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, the Lender Agreement or any other Loan Document.
“Overall Commitment Percentage” shall mean a Lender’s percentage of the Total Commitment Amount based upon such Lender’s Maximum Amount of the Total Commitment Amount.
“Parent Guaranty of Payment” shall mean the Guaranty of Payment, executed and delivered by US Borrower with respect to the Canadian Borrowers, as the same may from time to time be amended, restated or otherwise modified.
“Participant” shall mean that term as defined in Section 10.11 hereof.
“Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Foreign Subsidiary Loans and Investments” shall mean:
(a) any loans made prior to the Closing Date by a Credit Party or a Domestic Subsidiary to a Foreign Subsidiary;
(b) any investments made prior to the Closing Date by a Credit Party or a Domestic Subsidiary in a Foreign Subsidiary; and
(c) any loans by a Company to, investments by a Company in, guaranties by a Company of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is not a Credit Party, made on or after the Closing Date, up to the aggregate amount, for all such Foreign Subsidiaries, equal to the lesser of (i) Thirty Million Dollars ($30,000,000) per fiscal year of US Borrower, or (ii) twenty percent (20%) of Consolidated Net Worth during the Commitment Period; provided that, if any loan, investment, guaranty or letter of credit is made for the benefit of a Foreign Subsidiary that becomes a Credit Party after the Closing Date, the amount attributable to such loan, investment, guaranty or letter of credit shall be excluded from the foregoing calculation.
“Permitted Investment” shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount equal to twenty percent (20%) of Consolidated Net Worth, based upon the financial statements of the Companies for the most recently completed fiscal quarter; provided that, at such time as a Permitted Investment results in an Acquisition and the acquired Person becomes a Guarantor of Payment, the amount of such investment shall be excluded from the aforesaid calculation.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
“Regularly Scheduled Payment Date” shall mean the last day of each March, June, September and December of each year.
“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.
“Request for Extension” shall mean a notice, substantially in the form of the attached Exhibit G.
“Required Lenders” shall mean (a) (i) the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there shall be any borrowing hereunder, the holders of at least fifty-one percent (51%) of the aggregate amount of the Revolving Credit Exposure (excluding the Swing Line Exposure), and (ii) at least three of the Lenders; or (b) (A) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Total Commitment Amount, or, if there shall be any borrowing hereunder, the holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the Revolving Credit Exposure (excluding the Swing Line Exposure), and (B) at least two of the Lenders.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Derived Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
“Revolving Credit Commitment” shall mean the US Revolving Credit Commitment and the CAD Revolving Credit Commitment.
“Revolving Credit Exposure” shall mean, at any time, the sum of (a) the US Revolving Exposure, and (b) the CAD Revolving Exposure.
“Revolving Credit Note” shall mean a US Revolving Credit Note or a CAD Revolving Credit Note.
“Revolving Loan” shall mean a US Revolving Loan or a CAD Revolving Loan.
“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.
“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.
“Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership, limited liability company or unlimited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.
“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to US Borrower up to the aggregate amount at any time outstanding of Twenty-Five Million Dollars ($25,000,000).
“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.
“Swing Line Lender” shall mean KeyBank National Association, as holder of the Swing Line Commitment.
“Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.5(b) hereof.
“Swing Loan” shall mean a loan that shall be denominated in Dollars granted to US Borrower by the Swing Line Lender under the Swing Line Commitment.
“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) the date agreed to by US Borrower and the Swing Line Lender, which shall be no more than thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.
“Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” shall mean the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof.
“Total Liabilities” shall mean, at any date, the total of all items of Indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities on the liability side of the balance sheet.
“Unrestricted Domestic Cash Amount” shall mean, at any date, that portion of US Borrower’s or a Domestic Subsidiary’s aggregate cash and cash equivalents in excess of Ten Million Dollars ($10,000,000) that is on deposit with one or more Lenders and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person.
“US Borrower Investment Policy” shall mean the investment policy of US Borrower attached hereto as Exhibit H, as the same may be amended from time to time with prior written notice to Agent and the Lenders.
“US Commitment” shall mean the obligation hereunder of the US Lenders, during the Commitment Period, to make Loans and issue Letters of Credit pursuant to the US Revolving Credit Commitments, up to the Maximum US Revolving Amount.
“US Lender” shall mean each Lender that is designated as a US Lender on Schedule 1 hereto.
“US Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each US Lender to make US Revolving Loans up to the Maximum Amount for such US Lender, (b) the Fronting Lender to issue and each US Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make and each US Lender to participate in Swing Loans pursuant to the Swing Line Commitment.
“US Revolving Credit Note” shall mean a US Revolving Credit Note executed and delivered pursuant to Section 2.5(a) hereof.
“US Revolving Exposure” shall mean the sum of (a) the aggregate principal amount of all US Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“US Revolving Loan” shall mean a Base Rate Loan or a Eurodollar Loan granted to US Borrower in accordance with Section 2.2(a) hereof.
“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.
ARTICLE II. AMOUNT AND TERMS OF CREDIT
Section 2.1. Amount and Nature of Credit.
(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to US Borrower, and issue or participate in Letters of Credit at the request of US Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.
(b) Each US Lender, for itself and not one for any other, agrees to make US Revolving Loans, make or participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by US Borrower or the issuance of a Letter of Credit, (i) the aggregate outstanding principal amount of US Revolving Loans made by such US Lender, when combined with such US Lender’s pro rata share of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such US Lender, and (ii) the aggregate outstanding principal amount of US Revolving Loans made by such US Lender shall represent that percentage of the aggregate principal amount then outstanding on all US Revolving Loans that shall be such US Lender’s Applicable Commitment Percentage. Each borrowing (other than Swing Loans) from the US Lenders hereunder shall be made pro rata according to the respective Applicable Commitment Percentages of the US Lenders.

(c) Each Canadian Lender, for itself and not one for any other, agrees to make CAD Revolving Loans, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Canadian Borrowers, (i) the Dollar Equivalent of the aggregate outstanding principal amount of CAD Revolving Loans made by such Canadian Lender shall not be in excess of the Maximum Amount for such Canadian Lender, and (ii) the aggregate outstanding principal amount of the CAD Revolving Loans made by such Canadian Lender shall represent that percentage of the aggregate principal amount then outstanding on all CAD Revolving Loans that shall be such Canadian Lender’s Applicable Commitment Percentage. Each borrowing from the Canadian Lenders hereunder shall be made pro rata according to the respective Applicable Commitment Percentages of the Canadian Lenders.
(d) The Loans may be made as US Revolving Loans as described in Section 2.2(a) hereof, CAD Revolving Loans as described in Section 2.3 hereof and Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.
Section 2.2. US Revolving Credit.
(a) US Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the US Lenders shall make a US Revolving Loan or US Revolving Loans to US Borrower in such amount or amounts as US Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Maximum US Revolving Amount, when such US Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. US Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow US Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, US Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.
(b) Letters of Credit.
(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the US Lenders, issue such Letters of Credit for the account of US Borrower or a Domestic Guarantor of Payment, as US Borrower may from time to time request. US Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (B) the US Revolving Exposure would exceed the Maximum US Revolving Amount. The issuance of each Letter of Credit shall confer upon each US Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such US Lender’s Applicable Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and specify the face amount thereof, whether such Letter of Credit shall be a commercial documentary or standby Letter of Credit, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, US Borrower, and any other Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each US Lender notice of each such request for a Letter of Credit.
(iii) Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of US Borrower or any other Credit Party, US Borrower agrees to (A) pay to Agent, for the pro rata benefit of the US Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on the date such payment is to be made) times the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on the date that any draw shall be made on such Letter of Credit, at the rate of one-eighth percent (1/8%) of the amount drawn under such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.
(iv) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of US Borrower or any other Credit Party, US Borrower agrees to (A) pay to Agent, for the pro rata benefit of the US Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on the date such payment is to be made) times the undrawn face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, US Borrower shall immediately reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by US Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), US Borrower shall be deemed to have requested a US Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such US Revolving Loan shall be evidenced by the US Revolving Credit Notes (or, if a US Lender has not requested a US Revolving Credit Note, by the records of Agent and such US Lender). Each US Lender agrees to make a US Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each US Lender acknowledges and agrees that its obligation to make a US Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such US Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such US Lender’s US Revolving Credit Commitment shall have been reduced or terminated. US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (v) to reimburse, in full, the Fronting Lender for the amount drawn on such Letter of Credit. Each such US Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to US Borrower hereunder. Each US Lender is hereby authorized to record on its records relating to its US Revolving Credit Note (or, if such US Lender has not requested a US Revolving Credit Note, its records relating to US Revolving Loans) such US Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.
(vi) Participation in Letters of Credit. If, for any reason, Agent (or the Fronting Lender if the Fronting Lender shall be a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a US Revolving Loan pursuant to the preceding subsection (v), Agent (or the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each US Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each US Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each US Lender, and each US Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such US Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each US Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such US Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such US Lender’s Applicable Commitment Percentage). Each US Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by US Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such US Lender’s US Revolving Credit Commitment shall have been reduced or terminated. Each US Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to US Revolving Loans. Each US Lender is hereby authorized to record on its records such US Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each US Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.
(vii) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a US Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of subsection (vi) above, on the Closing Date. US Borrower, Agent and the US Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement or other agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the US Lenders, or paid to the Fronting Lender for its own account, shall accrue from the Closing Date at the rate provided in this Section 2.2(b).
(c) Swing Loans.
(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to US Borrower in such amount or amounts as US Borrower, through an Authorized Officer, may from time to time request; provided that US Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the US Revolving Exposure would exceed the Maximum US Revolving Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. US Borrower shall not request that more than two Swing Loans be outstanding at any time. Each Swing Loan shall be made in Dollars.

(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to US Borrower and the US Lenders, US Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a US Revolving Loan. Such US Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to US Borrower hereunder. Upon receipt of such notice by US Borrower and the US Lenders, US Borrower shall be deemed, on such day, to have requested a US Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Each US Lender agrees to make a US Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Such US Revolving Loan shall be evidenced by the US Revolving Credit Notes (or, if a US Lender has not requested a US Revolving Credit Note, by the records of Agent and such US Lender). Each US Lender acknowledges and agrees that such US Lender’s obligation to make a US Revolving Loan pursuant to Section 2.2(a) hereof when required by this subsection (ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such US Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such US Lender’s US Revolving Credit Commitment shall have been reduced or terminated. US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subsection (ii) to repay in full such Swing Loan.
(iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a US Revolving Loan pursuant to the preceding subsection (ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each US Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each US Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each US Lender, and each US Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such US Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each US Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such US Lender’s ratable share of such Swing Loan (determined in accordance with such US Lender’s Applicable Commitment Percentage). Each US Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this subsection (iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such US Lender’s US Revolving Credit Commitment shall have been reduced or terminated. Each US Lender shall comply with its obligation under this subsection (iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to US Revolving Loans to be made by such US Lender.

Section 2.3. CAD Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Canadian Lenders shall make a CAD Revolving Loan or CAD Revolving Loans to Canadian Borrowers in such amount or amounts as Canadian Borrowers may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Maximum CAD Revolving Amount. Canadian Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow CAD Revolving Loans, maturing no later than the last day of the Commitment Period, by means of any combination of CAD Base Rate Loans or CAD Fixed Rate Loans. Subject to the provisions of this Agreement, Canadian Borrowers shall be entitled under this Section 2.3 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.
Section 2.4. Interest.
(a) US Revolving Loans.
(i) Base Rate Loan. US Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing June 30, 2005, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
(ii) Eurodollar Loans. US Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
(b) Swing Loans. US Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any US Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Swing Loan Rate applicable to such Swing Loan. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.
(c) CAD Revolving Loans.
(i) CAD Base Rate Loan. Canadian Borrowers shall pay interest on the unpaid principal amount of a CAD Base Rate Loan outstanding from time to time from the date thereof until paid at the CAD Base Rate from time to time in effect. Interest on such CAD Base Rate Loan shall be payable, commencing June 30, 2005, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
(ii) CAD Fixed Rate Loans. Canadian Borrowers shall pay interest on the unpaid principal amount of each CAD Fixed Rate Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived CAD Fixed Rate. Interest on such CAD Fixed Rate Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed ninety (90) days, the interest must be paid every ninety (90) days, commencing ninety (90) days from the beginning of such Interest Period).

(d) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Required Lenders, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount then due and owing from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate until paid; provided that, during an Event of Default under Section 7.11 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.
(e) Limitation on Interest.
(i) General. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.
(ii) Canadian Interest. If any provision of this Agreement or any other Loan Document would obligate any Canadian Borrower to make any payment of interest or other amount payable to (including for the account of) any Canadian Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Canadian Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Canadian Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) first, by reducing the amount or rate of interest required to be paid to such Canadian Lender under this Article II; and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Canadian Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Canadian Lender shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then Canadian Borrowers shall be entitled, by notice in writing to such Canadian Lender, to obtain reimbursement from such Canadian Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Canadian Lender to Canadian Borrowers. Any amount or rate of interest referred to in this Article II with respect to the Canadian Commitment shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Canadian Commitment remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Commitment Period and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

Section 2.5. Evidence of Indebtedness.
(a) US Revolving Loans. Upon the request of a US Lender, to evidence the obligation of US Borrower to repay the Base Rate Loans and Eurodollar Loans made by such US Lender and to pay interest thereon, US Borrower shall execute a US Revolving Credit Note in the form of the attached Exhibit A, payable to the order of such US Lender in the principal amount of its US Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of US Revolving Loans made by such US Lender; provided, however, that failure of a US Lender to request a Revolving Credit Note shall in no way detract from US Borrower’s obligations to such US Lender hereunder.
(b) Swing Loan. The obligation of US Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of US Borrower in the form of the attached Exhibit B, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender.
(c) CAD Revolving Loans. Upon the request of a Canadian Lender, to evidence the obligation of Canadian Borrowers to repay the CAD Base Rate Loans and the CAD Fixed Rate Loans made by such Canadian Lender and to pay interest thereon, Canadian Borrowers shall execute a CAD Revolving Credit Note in the form of the attached Exhibit C, payable to the order of such Canadian Lender in the principal amount of its CAD Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of CAD Revolving Loans made by such Canadian Lender; provided, however, that failure of a Canadian Lender to request a CAD Revolving Credit Note shall in no way detract from Canadian Borrowers’ obligations to such Canadian Lender hereunder.
Section 2.6. Notice of Credit Event; Funding of Loans.
(a) Notice of Credit Event. US Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, (iii) 11:00 A.M. (Eastern time) on the proposed date of borrowing of any Swing Loan, (iv) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any CAD Base Rate Loan, and (v) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any CAD Fixed Rate Loan. US Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Funding of Loans. Agent shall notify the Applicable Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Applicable Lender shall provide to Agent at the Designated Lending Office, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to the Canadian Commitment, in Canadian Dollars, in federal or other immediately available funds, required of it. If Agent (or the Designated Lending Office) shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent (or the Designated Lending Office, as appropriate) shall have the right, upon prior notice to the appropriate Borrower, to debit any account of the appropriate Borrower or otherwise receive such amount from the appropriate Borrower, on demand, in the event that such Lender shall fail to reimburse Agent (or the Designated Lending Office, as appropriate) in accordance with this subsection. Agent (or the Designated Lending Office, as appropriate) shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate (or cost of funds with respect to the Designated Lending Office) in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent (or the Designated Lending Office, as appropriate) shall elect to provide such funds.
(c) Conversion of Loans. At the request of US Borrower to Agent, subject to the notice and other provisions of this Section 2.6, the US Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to US Revolving Loans in accordance with Section 2.2(c)(ii) hereof. At the request of Canadian Borrowers to Agent, subject to the notice and other provisions of this Section 2.6, the Canadian Lenders shall convert a CAD Base Rate Loan to one or more CAD Fixed Rate Loans at any time and shall convert a CAD Fixed Rate Loan to a CAD Base Rate Loan on any Interest Adjustment Date applicable thereto.
(d) Minimum Amount. Each request for:
(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000);
(ii) a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000);
(iii) a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000);
(iv) a CAD Base Rate Loan shall be in an amount of not less than One Million Canadian Dollars (CAD 1,000,000), increased by increments of Five Hundred Thousand Canadian Dollars (CAD 500,000); and
(v) a CAD Fixed Rate Loan shall be in an amount of not less than Five Million Canadian Dollars (CAD 5,000,000), increased by increments of One Million Canadian Dollars (CAD 1,000,000).

(e) Interest Periods. At no time shall US Borrower request that Eurodollar Loans be outstanding for more than six different Interest Periods, and, if a Base Rate Loan is outstanding, then Eurodollar Loans shall be limited to five different Interest Periods at any time. At no time shall Canadian Borrowers request that CAD Fixed Rate Loans be outstanding for more than six different Interest Periods, and, if a CAD Base Rate Loan is outstanding, then CAD Fixed Rate Loans shall be limited to five different Interest Periods at any time.
Section 2.7. Payment on Loans and Other Obligations.
(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
(b) Payments in Canadian Dollars. With respect to any CAD Revolving Loan, all payments (including prepayments) to the Canadian Lenders of the principal of or interest on such CAD Revolving Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Canadian Borrowers under this Agreement, shall be made in Canadian Dollars. All such payments shall be remitted by Canadian Borrowers to Agent at the Designated Lending Office, for the account of the Canadian Lenders, not later than 1:00 P.M. (Eastern time) on the due date thereof in same day funds. Any payments received by the Designated Lending Office after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.
(c) Payments in Dollars. With respect to any Loan (other than a CAD Revolving Loan), all payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by US Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to Agent at the address of Agent for notices referred to in Section 10.4 hereof for the account of the US Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.
(d) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to the Applicable Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender, as appropriate) their respective ratable shares, if any, of the amount of principal, interest, and facility and other fees received by Agent for the account of such Lender. Payments received by Agent in Dollars shall be delivered to the US Lenders in Dollars in immediately available funds and payments received at the Designated Lending Office in Canadian Dollars shall be delivered to the Canadian Lenders in Canadian Dollars in same day funds; provided that, if Agent receives a payment in a currency other than the currency in which the underlying obligation was made, Agent shall have the right, in its sole discretion, to convert such currency into its CAD Equivalent or Dollar Equivalent, as applicable. Each Lender shall record, as appropriate, any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, CAD Base Rate Loans and CAD Fixed Rate Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to any Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
Section 2.8. Prepayment.
(a) Right to Prepay. Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Applicable Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender), all or any part of the principal amount of the Loans then outstanding to such Lenders from such Borrowers, as designated by Borrowers. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans and CAD Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.
(b) Notice of Prepayment. US Borrower shall give Agent notice of prepayment of any Base Rate Loan or Swing Loan not later than 11:00 A.M. (Eastern time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made. Canadian Borrowers shall give Agent notice of prepayment of any CAD Base Rate Loan not later than 11:00 A.M. (Eastern time) on the Business Day such prepayment is to be made and written notice of the prepayment of any CAD Fixed Rate Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.
(c) Minimum Amount. Other than in the case of a mandatory payment pursuant to Section 2.12 or Article III hereof, each prepayment of (i) a Eurodollar Loan shall be in the principal amount of not less than Three Million Dollars ($3,000,000), and (ii) a CAD Fixed Rate Loan shall be in the principal amount of not less than Three Million Canadian Dollars (CAD 3,000,000).

Section 2.9. Facility and Other Fees.
(a) Facility Fee.
(i) US Commitment. US Borrower shall pay to Agent, for the ratable account of the US Lenders, as a consideration for the US Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (A) the Applicable Facility Fee Rate in effect on the payment date, times (B) the average daily Maximum US Revolving Amount in effect during such quarter. The facility fee shall be payable in arrears, on June 30, 2005 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.
(ii) Canadian Commitment. Canadian Borrowers shall pay to Agent at the Designated Lending Office, for the ratable account of the Canadian Lenders, as a consideration for the Canadian Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (A) the Applicable Facility Fee Rate in effect on the payment date, times (B) the average daily Maximum CAD Revolving Amount in effect during such quarter. The facility fee shall be payable in arrears, on June 30, 2005 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.
(b) Agent Fee. US Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.
Section 2.10. Modifications to Commitment.
(a) Optional Reduction of Commitment.
(i) US Commitment. US Borrower may at any time and from time to time permanently reduce in whole or ratably in part the US Commitment of the US Lenders hereunder to an amount not less than the then existing US Revolving Credit Exposure, by giving Agent not fewer than three Business Days notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the US Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each US Lender of the date of each such reduction and such US Lender’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Maximum US Revolving Amount as so reduced.
(ii) Canadian Commitment. Canadian Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Canadian Commitment of the Canadian Lenders hereunder to an amount not less than the then existing CAD Revolving Exposure, by giving Agent not fewer than three Business Days notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Canadian Lenders, of not less than Five Million Canadian Dollars (CAD 5,000,000), increased by increments of One Million Canadian Dollars (CAD 1,000,000). Agent shall promptly notify each Canadian Lender of the date of each such reduction and such Canadian Lender’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Maximum CAD Revolving Amount as so reduced.

(iii) Generally. If Borrowers reduce in whole the Commitment of the Lenders, on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and facility and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes, if Notes have been issued, shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrowers. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period. The US Commitment may not, at any time, be reduced to an amount less than the then existing amount of the Canadian Commitment.
(b) Increase in Commitment. At any time during the Commitment Increase Period, US Borrower may increase the Total Commitment Amount from the Closing Commitment Amount up to the Maximum Commitment Amount (with a corresponding increase in the Maximum US Revolving Amount) by either (i) increasing, for one or more US Lenders, with their prior written consent (and with the prior written consent of Agent), their respective US Revolving Credit Commitments, or (ii) including one or more Additional Lenders, with the prior written consent of Agent (which shall not be unreasonably withheld), each with a new US Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”). During the Commitment Increase Period, the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to each Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) each Additional Lender’s US Revolving Credit Commitment shall be for an amount of no less than Ten Million Dollars ($10,000,000), and (D) US Borrower shall execute and deliver to Agent and the US Lenders such replacement or additional US Revolving Credit Notes as shall be required by Agent (to the extent Notes have been requested by the affected Lenders). The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders. On each Additional Lender Assumption Effective Date, the US Lenders shall make adjustments among themselves with respect to the US Revolving Loans then outstanding and amounts of principal, interest and facility fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such US Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.10(a) hereof) without the prior written consent of such Lender. US Borrower shall not increase the Total Commitment Amount pursuant to this Section 2.10(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.11. Computation of Interest and Fees.
(a) Generally. With the exception of Base Rate Loans, CAD Base Rate Loans and CAD Fixed Rate Loans, interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, CAD Base Rate Loans and CAD Fixed Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.
(b) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein and therein, as applicable, to be computed on the basis of a year having three hundred sixty (360) days, three hundred sixty-five (365) days or any other period of time less than a calendar year) are equivalent to the rates so determined when multiplied by the actual number of days in the applicable calendar year and divided by three hundred sixty (360), three hundred sixty-five (365) days or such other period of time, respectively.
Section 2.12. Mandatory Payment.
(a) US Revolving Credit Commitment. If, at any time, the US Revolving Credit Exposure shall exceed the Maximum US Revolving Amount as then in effect, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the US Revolving Loans sufficient to bring the US Revolving Credit Exposure within the Maximum US Revolving Amount.
(b) Swing Line Commitment. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.
(c) CAD Revolving Credit Commitment. If, at any time, the CAD Revolving Exposure shall exceed the Maximum CAD Revolving Amount as then in effect, Canadian Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the CAD Revolving Loans sufficient to bring the CAD Revolving Exposure within the Maximum CAD Revolving Amount.
(d) Total Commitment Amount. If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

(e) Generally. Unless otherwise designated by Borrowers, each prepayment pursuant to this Section 2.12 shall be applied in the following order (i) first, on a pro rata basis among all of the outstanding Base Rate Loans or CAD Base Rate Loans, as applicable, and (ii) second, on a pro rata basis among all of the outstanding Eurodollar Loans and CAD Fixed Rate Loans, as applicable, provided that, if the outstanding principal amount of any Eurodollar Loan or CAD Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6 hereof as a result of such prepayment, then such Eurodollar Loan or CAD Fixed Rate Loan, as the case may be, shall be converted into a Base Rate Loan or CAD Base Rate Loan, as appropriate, on the date of such prepayment. Any prepayment of a Eurodollar Loan, Swing Loan or CAD Fixed Rate Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof.
Section 2.13. Canadian Borrowers.
(a) Joint and Several Liability of Canadian Borrowers. Each request by a Canadian Borrower for the making, conversion or continuation of a CAD Revolving Loan shall be deemed to be a joint and several request by all Canadian Borrowers. Each Canadian Borrower hereby authorizes any other Canadian Borrower to request that US Borrower submit a Notice of Loan for a CAD Revolving Loan on behalf of Canadian Borrowers. Each Canadian Borrower acknowledges and agrees that Agent and the Canadian Lenders are entering into this Agreement at the request of each Canadian Borrower and with the understanding that each Canadian Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Applicable Debt; provided that, anything in this Agreement to the contrary notwithstanding, no Canadian Borrower will at any time be liable for the Indebtedness of US Borrower. Each Canadian Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each CAD Revolving Loan made hereunder.
(b) Maximum Liability of Each Canadian Borrower. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Canadian Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Canadian Borrower from other Affiliates of such Canadian Borrower) would not render the rights to payment of Agent and the Canadian Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.
(c) Appointment of US Borrower as Canadian Borrower’s Agent. Each Canadian Borrower hereby irrevocably appoints US Borrower as the borrowing agent and attorney-in-fact for all Canadian Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Canadian Borrower that such appointment has been revoked. Each Canadian Borrower hereby irrevocably appoints and authorizes US Borrower (i) to provide Agent with all notices with respect to CAD Revolving Loans obtained for the benefit of any Canadian Borrower and all other notices and instructions under this Agreement, and (ii) to take such action as US Borrower deems appropriate on its behalf to obtain CAD Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

Section 2.14. Waivers of Borrowers. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party, each Borrower represents and warrants that (a) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (b) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further subordinates any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party.
Section 2.15. Extension of Commitment. Contemporaneously with the delivery of the financial statements required pursuant to Section 5.3(b) hereof (beginning with the financial statements for the fiscal year of US Borrower ending June 30, 2005), US Borrower may deliver a Request for Extension, requesting that the Lenders extend the maturity of the Commitment for an additional year. Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Agent, Borrowers and the Lenders. US Borrower shall pay any reasonable and properly documented attorneys’ fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrowers and Agent.
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO FIXED RATE
LOANS; INCREASED CAPITAL; TAXES
Section 3.1. Requirements of Law.
(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the CAD Fixed Rate; or
(C) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, US Borrower (and any Canadian Borrower to which such Loan was made) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify US Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.
(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to US Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to the calculation), the appropriate Borrowers shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1, submitted by any Lender to US Borrower (with a copy to Agent) shall be rebuttably presumptive evidence of the amounts so payable. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its good faith, reasonable credit judgment) shall deem applicable. The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.
(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.
(b) In addition, the Credit Parties shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, such Credit Party shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.
(d) If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(e) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to US Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify US Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to US Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.
(f) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
Section 3.3. Funding Losses. US Borrower, and any appropriate Canadian Borrower to the extent such activity involves a CAD Fixed Rate Loan made to such Canadian Borrower, agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any properly documented loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Fixed Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Fixed Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, (d) the making of a prepayment of a Swing Loan on a day that is not the Swing Loan Maturity Date applicable thereto, or (e) any conversion of a Fixed Rate Loan to a Base Rate Loan or CAD Base Rate Loan pursuant to Section 3.4 hereof on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or the applicable Swing Loan Maturity Date in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market (or Canadian market, if applicable), along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to US Borrower (with a copy to Agent) by any Lender, together with a reasonably detailed calculation and description of such amounts shall be rebuttably presumptive evidence of the amounts so payable. The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate or CAD Fixed Rate Lending Unlawful; Inability to Determine Rate.
(a) If any Lender shall determine (which determination shall, upon notice thereof to US Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan or CAD Base Rate Loan, as the case may be, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or CAD Fixed Rate for any requested Interest Period with respect to a proposed Fixed Rate Loan, or that the Eurodollar Rate or CAD Fixed Rate for any requested Interest Period with respect to a proposed Fixed Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding such Loan, Agent will promptly so notify US Borrower and each applicable Lender. Thereafter, the obligation of the applicable Lenders to make or maintain such Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, US Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan or CAD Base Rate Loan, as the case may be, in the amount specified therein.
ARTICLE IV. CONDITIONS PRECEDENT
Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;
(b) US Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b) hereof) and otherwise complied with Section 2.6 hereof;

(c) no Default or Event of Default shall then exist or immediately after the Credit Event would exist; and
(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of the Credit Event, except to the extent that any thereof expressly relate to an earlier date.
Each request by US Borrower or a Canadian Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers, to the best of each such Borrower’s knowledge, as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.
Section 4.2. Conditions to the First Credit Event. Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:
(a) Notes. US Borrower shall have executed and delivered to each US Lender requesting a US Revolving Credit Note its US Revolving Credit Note and shall have executed and delivered to Swing Line Lender the Swing Line Note. Each Canadian Borrower shall have executed and delivered to each Canadian Lender requesting a CAD Revolving Credit Note its CAD Revolving Credit Note.
(b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.
(c) Officer’s Certificate, Resolutions, Organizational Documents. Borrowers shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party signing any of the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.
(d) Legal Opinions. Borrowers shall have delivered to Agent opinions of counsel, in form and substance satisfactory to Agent and the Lenders, for each Credit Party.
(e) US Borrower Investment Policy. Borrowers shall have delivered to Agent a copy of the US Borrower Investment Policy as in effect on the Closing Date.
(f) Good Standing and Full Force and Effect Certificates. Borrowers shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable domestic or foreign document), for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state where such Credit Party is incorporated or formed (or appropriate foreign official).

(g) Closing and Legal Fees; Agent Fee Letter. Borrowers shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein to be paid on or prior to the Closing Date, (ii) executed and delivered to Agent the Closing Fee Letter and paid to Agent, for the account of the Lenders, the fees stated therein to be paid on or prior to the Closing Date, and (iii) paid all reasonable and properly documented legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.
(h) Letter of Direction. US Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which includes the transfer of funds under this Agreement and wire instructions setting forth the locations to which such funds shall be sent.
(i) Long Term Debt Instruments. US Borrower shall have provided to Agent copies of all long term debt instruments, certified by a Financial Officer as complete, of the Companies.
(j) Existing Credit Agreement. Borrowers shall have terminated the Credit Agreement between Borrowers and KeyBank National Association, as agent, dated as of October 31, 2003, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and the execution of this Agreement.
(k) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since March 31, 2005.
(l) Miscellaneous. Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.
ARTICLE V. COVENANTS
Section 5.1. Insurance. The Companies shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about the Companies’ insurance as that Lender may from time to time reasonably request.
Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that nonpayment would not cause a Material Adverse Effect) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.
(a) Quarterly Financials. Borrowers shall furnish to Agent and the Lenders, within fifty (50) days after the end of each of the first three quarter-annual periods of each fiscal year of US Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of US Borrower; provided, however, that delivery pursuant to paragraph (d) below of copies of the Quarterly Report on Form 10-Q of the Companies for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this subsection (a).
(b) Annual Audit Report. Borrowers shall furnish to Agent and the Lenders, within one hundred (100) days after the end of each fiscal year of US Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period; provided, however, that delivery pursuant to paragraph (d) below of copies of the Annual Report on Form 10-K of the Companies for such period filed with the SEC shall be deemed to satisfy the requirements of this paragraph (b).
(c) Compliance Certificate. Borrowers shall furnish to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.
(d) Public Financial Information. Borrowers shall furnish to Agent and the Lenders, as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (ii) notice of (and, upon the request of Agent, copies of) any other filings made by US Borrower with the SEC, and (iii) notice of (and, upon the request of Agent, copies of) any other information that is provided by US Borrower to its shareholders generally, provided that if any such materials are available electronically as a filing with the SEC, Borrowers shall give Agent prompt notice of such filing and the giving of such notice shall satisfy Borrowers’ obligation to provide Agent and the Lenders copies of such publicly filed materials.
(e) Financial Information of Companies. Borrowers shall furnish to Agent and the Lenders, promptly upon the written request of Agent or any Lender, such other information about the material financial condition, properties and operations of the Companies as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section 5.4. Financial Records. The Companies shall at all times maintain true and complete, in all material respects, records and books of account, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent or any Lender, or any representative thereof, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.
Section 5.5. Franchises; Change in Business.
(a) Each Company shall preserve and maintain at all times its existence (except as otherwise permitted under Section 5.12 hereof) and its material rights and franchises.
(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.
Section 5.6. ERISA Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any material Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any material notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service or to letters or notices (such as favorable Determination Letter) with respect to an ERISA Plan, which do not threaten a material liability to the Companies. Borrowers shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6 and in Section 6.10 hereof, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that a material ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Agent or any Lender, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.
(a) Leverage Ratio. US Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.
(b) Interest Coverage Ratio. US Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.
Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;
(b) asset securitizations up to the maximum aggregate amount, for all Companies, of Fifty Million Dollars ($50,000,000);
(c) secured Indebtedness (including Capitalized Lease Obligations) so long as the aggregate amount of all such Indebtedness (exclusive of asset securitizations) outstanding at any time for all Companies does not exceed an amount equal to ten percent (10%) of Consolidated Total Assets, based upon the financial statements of US Borrower for the most recently completed fiscal quarter; and
(d) unsecured Indebtedness.
Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
(a) (i) Liens for taxes, assessments or governmental charges or levies on such Company’s property or assets if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being actively contested in good faith by appropriate and timely proceedings and for which adequate reserves shall have been established in accordance with GAAP, and (ii) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or social security, retirement benefits or similar legislation;
(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c) Liens on property or assets of a Domestic Subsidiary to secure obligations of such Domestic Subsidiary to US Borrower or a Domestic Guarantor of Payment;
(d) Liens on property or assets of a Foreign Subsidiary to secure obligations of such Foreign Subsidiary to a Canadian Borrower or a Canadian Guarantor of Payment;

(e) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;
(f) Liens relating to ledger balances, consignments and other similar arrangements;
(g) asset securitizations permitted pursuant to Section 5.12(i) hereof; or
(h) any other Liens (including all Liens existing on the Closing Date as set forth in Schedule 5.9 hereto), so long as the aggregate amount of Indebtedness secured by all such Liens (exclusive of asset securitizations) does not exceed for all Companies at any time an aggregate amount equal to ten percent (10%) of Consolidated Total Assets, based upon the financial statements of US Borrower for the most recently completed fiscal quarter.
Section 5.10. Regulations U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.
Section 5.11. Investments, Loans and Guaranties. No Company shall, without the prior written consent of Agent and the Required Lenders, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind; provided that this Section 5.11 shall not apply to the following:
(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;
(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;
(iii) any investment in commercial paper or securities that at the time of such investment is assigned a AAA rating (or its equivalent) in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;
(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;
(v) loans to a Credit Party or Domestic Subsidiary from a Company that are not prohibited under Section 5.8 hereof;

(vi) any guaranty by a Company of Indebtedness of another Company so long as such Indebtedness is permitted pursuant to Section 5.8 hereof;
(vii) the holding of any stock or equity interest that remains following the sale or other disposition of a Company (or a majority interest therein) permitted by Section 5.12 hereof;
(viii) any advance or loan to an officer, employee, agent or similar Person of or consultant to a Company as an advance on commissions, travel, relocation expenses and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Five Million Dollars ($5,000,000) at any time outstanding;
(ix) Permitted Investments;
(x) Permitted Foreign Subsidiary Loans and Investments;
(xi) the holding of any stock or equity interest that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof, subject to the restriction in subsection (x) above;
(xii) the creation, acquisition or holding of any Domestic Subsidiary so long as such Domestic Subsidiary, if required pursuant to Section 5.19 hereof, becomes a Guarantor of Payment in accordance with Section 5.19 hereof, and, subject to the restriction in subsection (x) above, the creation, acquisition or holding of any Foreign Subsidiary; or
(xiii) any investments may be made pursuant to the US Borrower Investment Policy.
Section 5.12. Merger and Sale of Assets. No Company shall merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:
(a) any Domestic Subsidiary may merge with US Borrower (provided that US Borrower shall be the continuing or surviving Person) or any one or more Domestic Guarantors of Payment;
(b) any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) US Borrower or (ii) any Domestic Guarantor of Payment;
(c) any Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

(d) any Foreign Subsidiary may merge or amalgamate with a Canadian Borrower (provided that such Canadian Borrower shall be the continuing or surviving Person) or one or more Canadian Guarantors of Payment (provided that such Canadian Guarantor of Payment shall be the continuing or surviving Person);
(e) any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Canadian Borrower or a Canadian Guarantor of Payment;
(f) any Foreign Subsidiary other than a Credit Party may merge or amalgamate with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;
(g) any Company may sell, lease, transfer or otherwise dispose of any of its assets to any Person (in addition to any such sale, lease, transfer or disposal to US Borrower or a Domestic Guarantor of Payment) so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by all Companies in any fiscal year of US Borrower does not exceed an amount equal to five percent (5%) of the rolling two-year average of Consolidated Total Assets;
(h) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof; and
(i) any Company may enter into (or have existing on the Closing Date) asset securitization financing programs, up to an aggregate amount, for all such programs of all Companies (including existing asset securitization programs), not to exceed Fifty Million Dollars ($50,000,000) during the Commitment Period.
Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:
(a) in the case of a merger, amalgamation or other combination with a Borrower, such Borrower shall be the surviving entity, and in each case, US Borrower shall be a surviving entity;
(b) in the case of a merger, amalgamation or other combination with a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;
(c) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;
(d) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition; and
(e) Borrowers shall have provided to Agent and the Lenders, at least ten days prior to such Acquisition with respect to which the Consideration is in excess of the Dollar Equivalent of Fifty Million Dollars ($50,000,000), (i) written notice of such proposed Acquisition, (ii) historical financial statements of the target entity, and (iii) a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of US Borrower showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition.

Section 5.14. Notice. Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders whenever any Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.
Section 5.15. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrowers shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any material provision of Environmental Law. As used in this Section 5.15, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person or otherwise. Borrowers shall defend, indemnify and hold Agent and the Lenders harmless against all properly documented costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
Section 5.16. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate; (b) any transaction between a Company (if a Credit Party) and an Affiliate (if a Credit Party, a Foreign Subsidiary (other than with respect to loans and investments) or iSource Performance Materials L.L.C.) which US Borrower reasonably determines in good faith is beneficial to the Companies as a whole and which is not entered into for the purpose of hindering the exercise by Agent or the Lenders of their rights or remedies under this Agreement; (c) any employment agreement, employee benefit plan, stock option plan, officer and director indemnification agreement or any similar arrangement entered into by a Company in the ordinary course of business; (d) loans to employees or officers to the extent permitted under this Agreement; or (e) loans and investments in Foreign Subsidiaries permitted under Section 5.11 hereof.

Section 5.17. Use of Proceeds. US Borrower’s use of the proceeds of the US Revolving Loans shall be for working capital and other general corporate purposes (including, without limitation, share repurchases) of the Companies, for refinancing of existing credit facilities and for Acquisitions. Canadian Borrowers’ use of the proceeds of the CAD Revolving Loans shall be for working capital and other general corporate purposes (including, without limitation, share repurchases) of the Canadian Borrowers, for refinancing of existing credit facilities and for Acquisitions.
Section 5.18. Corporate Names. No Borrower shall change its corporate name and no Credit Party shall change its state or jurisdiction of organization, unless, in each case, US Borrower shall have provided Agent and the Lenders with prompt written notice thereof.
Section 5.19. Subsidiary Guaranties. Each Domestic Subsidiary and any other Subsidiary that shall be organized under the laws of Canada or a Province of Canada created, acquired or held subsequent to the Closing Date, shall, within ten days after such Subsidiary is created or acquired, execute and deliver to Agent a Guaranty of Payment of all of the Applicable Debt, such agreement to be in form and substance acceptable to Agent and the Required Lenders, along with such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent and the Required Lenders; provided, however, that:
(a) a Subsidiary shall not be required to execute such Guaranty of Payment so long as (i) the total assets of such Subsidiary shall be less than Ten Million Dollars ($10,000,000), and (ii) the aggregate of the total assets of all such Subsidiaries with total asset values of less than Ten Million Dollars ($10,000,000) and which have not executed a Guaranty of Payment does not exceed the aggregate amount of Twenty Million Dollars ($20,000,000). In the event that the total assets of any Subsidiary that shall not be a Guarantor of Payment shall be at any time equal to or greater than Ten Million Dollars ($10,000,000) (or the foregoing Twenty Million Dollars ($20,000,000) shall be exceeded), Borrowers shall provide Agent and the Lenders with prompt written notice of such asset value;
(b) with respect to a Subsidiary required to execute a Guaranty of Payment pursuant to this Section 5.19, if (i) the total assets of such Subsidiary shall be less than Fifteen Million Dollars ($15,000,000), and (ii) the aggregate of the total assets of all such Subsidiaries shall be less than Thirty Million Dollars ($30,000,000), then such Subsidiary may delay the delivery to Agent of such Guaranty of Payment and ancillary documentation until the first quarterly financial reporting date of US Borrower with respect to the quarterly period in which such Subsidiary was created, acquired or experienced an increase in amount of assets;
(c) a Foreign Subsidiary (other than a Subsidiary organized under the laws of Canada or a Province of Canada) shall not be required to execute such Guaranty of Payment;

(d) a Foreign Subsidiary organized under the laws of Canada or a Province of Canada is not required to execute a Guaranty of Payment so long as the total assets of all such Foreign Subsidiaries not executing a Guaranty of Payment, and not becoming a Canadian Borrower pursuant to the following subsection (e) hereof, does not aggregate in excess of ten percent (10%) of Consolidated Total Assets;
(e) a Foreign Subsidiary organized under the laws of Canada or a Province of Canada that is required to execute a Guaranty of Payment pursuant to this Section 5.19 may, at Borrowers’ option, in lieu of executing a Guaranty of Payment, be joined as a Canadian Borrower pursuant to documentation in form and substance acceptable to Agent, in its sole discretion; and
(f) notwithstanding anything in this Section 5.19 to the contrary, (i) any Company that is a Guarantor of the obligations under any Material Indebtedness Agreement of any Borrower, and (ii) subject to Sections 5.19(a) and (b) hereof, any Domestic Subsidiary that is the parent of a Foreign Subsidiary, shall also be required to execute a Guaranty of Payment pursuant to this Section 5.19, unless otherwise agreed to in writing by Agent.
Section 5.20. Other Covenants. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants with the same force and effect as if such covenants were written herein.
Section 5.21. Guaranties Under the Note Purchase Agreement. No Company shall be or become a Guarantor of any Indebtedness incurred pursuant to the Note Purchase Agreement unless such Company is also a Guarantor of Payment under this Agreement.
Section 5.22. Pari Passu Ranking. The Obligations shall, and Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with any Indebtedness under the Note Purchase Agreement and all other senior unsecured Indebtedness of each Borrower.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification.
(a) Each Company is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to cause or result in a Material Adverse Effect.

(b) As of the Closing Date, Schedule 6.1 hereto sets forth (i) each Company, (ii) each Company’s state or jurisdiction of organization, and (iii) each Person that owns the stock or other equity interest of each Company (other than US Borrower).
Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any agreement.
Section 6.3. Compliance with Laws and Contracts. Each Company:
(a) holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance in all material respects with all applicable laws relating thereto;
(b) is in compliance in all material respects with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices on the Closing Date and, except where the failure to be in compliance could not reasonably be expected to have or result in a Material Adverse Effect, after the Closing Date; and
(c) is not in material violation of or in default under any agreement to which it is a party or by which its assets are subject or bound on the Closing Date and, except with respect to any violation or default that could not reasonably be expected to have or result in a Material Adverse Effect, after the Closing Date.
Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Credit Party has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.
Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is no financing statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind.
Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or where the failure to do so could not reasonably be expected to cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate, in all material respects, for all years not closed by applicable statutes and for the current fiscal year.
Section 6.8. Environmental Laws. Each Company is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that is likely to have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law that is likely to have a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
Section 6.9. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.10. Employee Benefits Plans. Schedule 6.10 hereto identifies each ERISA Plan. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply in all material respects with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan (other than with respect to the Detroit Ball Bearing Company Union Employees’ Retirement Plan), the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.
Section 6.11. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.
Section 6.12. Solvency.
(a) US Borrower. US Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that US Borrower has incurred to Agent and the Lenders. US Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will US Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. US Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. US Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(b) Canadian Borrowers. Each Canadian Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Canadian Borrower has incurred to Agent and the Canadian Lenders. No Canadian Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Canadian Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Canadian Lenders. No Canadian Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Canadian Lenders incurred hereunder. No Canadian Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
Section 6.13. Financial Statements. The audited Consolidated financial statements of Borrowers for the fiscal year ended June 30, 2004 furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.
Section 6.14. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
Section 6.15. Material Agreements. Except as disclosed on Schedule 6.15 hereto, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; or (c) collective bargaining agreement that, as to subsections (a) through (c) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
Section 6.16. Intellectual Property. Each Company owns, possesses, or has the right to use all of the patents, patent applications, industrial designs, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known material conflict with the rights of others.
Section 6.17. Insurance. The Companies maintain with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.
Section 6.18. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.19. Note Purchase Agreement. (a) No Default or Event of Default (as each term (or similar term, if any) is defined in the Note Purchase Agreement) exists, nor will any such Default or Event of Default exist immediately after the granting of any loan under this Agreement or the Note Purchase Agreement, or any agreement executed in connection therewith; (b) no Company has incurred any “Debt” (as defined, or as a similar term is defined, in each Note Purchase Agreement) in violation of the provisions of any Note Purchase Agreement; and (c) the Obligations (as defined herein) constitutes “Debt” (as defined or, as a similar term is defined, in each Note Purchase Agreement) permitted pursuant to the provisions of the Note Purchase Agreements. No Subsidiary is a Guarantor under any Note Purchase Agreement or any other Material Indebtedness Agreement that is not also a Guarantor of Payment hereunder.
Section 6.20. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder:
Section 7.1. Payments. If (a) the interest on any Loan or any facility or other fee shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.
Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12 or 5.13 hereof.
Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to a Borrower by Agent or any Lender that the specified Default is to be remedied.
Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Lenders or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of the aggregate, for all such obligations of all such Companies, of the Dollar Equivalent of Twenty Million Dollars ($20,000,000) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company, in the aggregate for all such Liens for all Companies, in excess of One Million Dollars ($1,000,000).
Section 7.7. Change in Control. If any Change in Control shall occur.
Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments, for all such Companies, shall exceed the Dollar Equivalent of Ten Million Dollars ($10,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).
Section 7.9. Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby. In addition to any other material Loan Documents, this Agreement, each Note and each Guaranty of Payment shall be deemed to be “material”.
Section 7.10. Note Purchase Agreement. If (a) any event of default (as each term or similar term is defined in any Note Purchase Agreement) shall occur under any Note Purchase Agreement or any agreement executed in connection therewith, or (b) the Indebtedness incurred in connection with any Note Purchase Agreement shall be accelerated for any reason.

Section 7.11. Solvency. If any Borrower or other Company (other than a Foreign Subsidiary with aggregate assets of less than Two Million Dollars ($2,000,000) or a Dormant Subsidiary) shall (i) except as permitted in Section 5.12 hereof, discontinue business, (ii) generally not pay its debts as such debts become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for or consent to the appointment of an interim receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company (or Companies), (v) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, (vi) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (vii) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company (or Companies), or (viii) take, or omit to take, any action in order thereby to effect any of the foregoing.
ARTICLE VIII. REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or inference herein or elsewhere:
Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.10 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:
(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or
(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.
Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.11 hereof shall occur:
(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.
Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, US Borrower shall immediately deposit with Agent, as security for the obligations of US Borrower and any other Credit Party to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender) to or for the credit or account of any Company, as security for the obligations of US Borrower and any other Credit Party to reimburse Agent and the Lenders for any then outstanding Letters of Credit.
Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by a Borrower to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.
Section 8.5. Equalization Provision.
(a) Equalization. Each US Lender agrees with the other US Lenders that if it, at any time, shall obtain any Advantage over the other US Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and amounts under Article III hereof), such US Lender shall purchase from the other US Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each Canadian Lender agrees with the other Canadian Lenders that if it, at any time, shall obtain any Advantage over the other Canadian Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Canadian Lender shall purchase from the other Canadian Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.
(b) Recovery of Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless such Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.

(c) Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of a Credit Party on any Indebtedness owing by such Credit Party to such Lender by reason of offset of any deposit or other Indebtedness, it shall apply such payment first to any and all Indebtedness owing by such Credit Party to such Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.
ARTICLE IX. THE AGENT
The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:
Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute and deliver the Lender Agreement on behalf of the Lenders. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Each Lender, by becoming a party to this Agreement, agrees to be bound by and subject to the terms and conditions of the Lender Agreement as if it were an original party thereto.

Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.
Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.
Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
Section 9.5. Agent and Affiliates. Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though Agent were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Agent or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), Agent and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Agent was not Agent, and the terms “Lender” and “Lenders” include Agent and its affiliates, to the extent applicable, in their individual capacities.
Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by a Borrower pursuant to Section 5.14 hereof.
Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.8. Release of Guarantor of Payment. In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrowers, is hereby authorized by the Lenders to release a Guarantor of Payment in connection with such permitted transfer.
Section 9.9. Notice of Default. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.
Section 9.10. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.
Section 9.11. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement, the Lender Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement, the Lender Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement, the Lender Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. The undertaking in this Section 9.11 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, and the resignation or replacement of Agent.
Section 9.12. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrowers and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of US Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.13. Other Agents. As used in this Agreement, the term “Agent” shall only include Agent. The Syndication Agent shall not have any rights, obligations or responsibilities hereunder in such capacity.
Section 9.14. Designated Lending Office. The Lender that acts as the Designated Lending Office of Agent from time to time shall be entitled to the same indemnifications with respect to Borrowers and the other Lenders that Agent would have were it performing the administrative duties that the Designated Lending Office performs from time to time.
ARTICLE X. MISCELLANEOUS
Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Lender Agreement.
Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.
Section 10.3. Amendments, Consents.
(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and Borrowers and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to General Rule. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder (except as specified in Section 2.10(b) hereof), (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal hereunder, or the payment of facility or other fees or amounts payable hereunder, (iii) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate of this Section 10.3), or in any amount of scheduled principal or interest due on any Loan, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Borrower or Guarantor of Payment except as permitted by Section 9.8 hereof, or (vi) any amendment to this Section 10.3 or Section 8.5 hereof. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.
(c) Generally. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.
Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or e-mail (with telephonic confirmation of receipt of such facsimile or e-mail, except that telephonic confirmation is not required when notice is being provided under Section 5.3(d) hereof); provided that all notices hereunder shall not be effective until received.
Section 10.5. Costs, Expenses and Taxes. US Borrower and, to the extent relating to the Canadian Commitment, Canadian Borrowers agree to pay on demand all reasonable and properly documented costs and expenses of Agent, including but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Lender Agreement and the Loan Documents, the administration of the Lender Agreement and the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Lender Agreement and the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. US Borrower and, to the extent relating to the Canadian Commitment, Canadian Borrowers also agree to pay, on demand, all properly documented costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations, this Agreement, the Lender Agreement or any Related Writing. In addition, US Borrower and, to the extent relating to the Canadian Commitment, Canadian Borrowers shall pay any and all properly documented stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees other than those liabilities resulting from the gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case.

Section 10.6. Indemnification.
(a) US Borrower. US Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Lender Agreement and any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates.
(b) Canadian Borrowers. Each Canadian Borrower agrees to defend, indemnify and hold harmless Agent and the Canadian Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Canadian Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Canadian Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Lender Agreement and any Loan Document executed by a Canadian Borrower or any actual or proposed use of proceeds of the CAD Revolving Loans or any of the Applicable Debt, or any activities of any Company or its Affiliates.
(c) Generally. None of Agent or any Lender shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.
Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Section 10.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.
Section 10.10. Lender Assignments.
(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof.
(b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of US Borrower and Agent (other than an assignment by any Lender to another Lender or to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of US Borrower and Agent shall not be unreasonably withheld (a failure of US Borrower to approve a distressed debt fund or vulture fund shall not be deemed to be unreasonable so long as the Leverage Ratio for the most recently completed four fiscal quarters of US Borrower shall be less than 3.00 to 1.00); provided, however, that US Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.
(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to US Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.
(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and US Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and US Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Notwithstanding any other provisions hereof, a Canadian Lender may not make any assignment to an Eligible Assignee that is a non-resident of Canada for purposes of the Income Tax Act of Canada (with respect to which payments to such non-resident of principal, interest, fees and other amounts by the Canadian Borrowers would be subject to Canadian withholding tax) at a rate higher than that then applicable to the assignor.
(g) Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to US Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
(i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more commercial banks or other Persons other than a Company or an Affiliate of a Company (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note held by it); provided that:
(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
(d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and
(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:
(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.
Borrowers agree that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.
Section 10.12. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. US Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.
Section 10.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 10.14. Investment Purpose. Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.
Section 10.15. Confidentiality. Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall execute an agreement for the benefit of Borrowers with such prospective transferor Lender or participant containing provisions substantially identical to those contained in this Section 10.15); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any governmental agency or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of US Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such governmental agency), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 10.15 shall not relieve any Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.

Section 10.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 10.17. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
Section 10.18. Currency.
(a) Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.
(b) Payment Currency. All payments by a Credit Party shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents; provided, however, that, if the Payment Currency is other than Dollars, such Credit Party may, at its option (or, if for any reason whatsoever such Credit Party is unable to effect payments in the foregoing manner, such Credit Party shall be obligated to) pay to Agent, for the benefit of the Lenders, the equivalent amount in Dollars computed at the selling rate of Agent or a selling rate chosen by Agent, most recently in effect on or prior to the date such payment was due. In any case in which a Credit Party makes or is obligated to make a payment in Dollars, such Credit Party shall hold Agent and the Lenders harmless from any loss incurred by Agent and the Lenders arising from any change in the value of Dollars in relation to the Payment Currency between the date such payment is due and the date Agent is actually able to apply such Payment Currency to such payment.

Section 10.19. Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
[Remainder of page left intentionally blank]

Section 10.20. JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement in Cleveland, Ohio as of the date first set forth above.

Address:	One Applied Plaza Cleveland, Ohio 44115	APPLIED INDUSTRIAL TECHNOLOGIES, INC.
	Attn: Chief Financial Officer	By:	/s/ Mark O. Eisele Mark O. Eisele Vice President — Chief Financial Officer & Treasurer

		By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President — General Counsel & Secretary

Address:	One Applied Plaza	AIT LIMITED PARTNERSHIP
	Cleveland, Ohio 44115 Attn: Chief Financial Officer	by:	Applied Nova Scotia Company, its general partner

		By:	/s/ Mark O. Eisele

Mark O. Eisele Vice President — Chief Financial Officer & Treasurer

		By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President — General Counsel & Secretary

Address:	One Applied Plaza Cleveland, Ohio 44115	APPLIED INDUSTRIAL TECHNOLOGIES, LTD.
	Attn: Chief Financial Officer	By:	/s/ Mark O. Eisele

Mark O. Eisele Vice President — Chief Financial Officer & Treasurer

		By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President — General Counsel & Secretary

Address:	One Applied Plaza Cleveland, Ohio 44115	APPLIED NOVA SCOTIA COMPANY
	Attn: Chief Financial Officer	By:	/s/ Mark O. Eisele Mark O. Eisele Vice President — Chief Financial Officer & Treasurer

		By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President — General Counsel & Secretary

Address:	One Applied Plaza Cleveland, Ohio 44115	DYNAVEST NOVA SCOTIA COMPANY
	Attn: Chief Financial Officer	By:	/s/ Mark O. Eisele Mark O. Eisele Vice President — Chief Financial Officer & Treasurer

		By:	/s/ Fred D. Bauer

Fred D. Bauer Vice President — General Counsel & Secretary

Address:	127 Public Square Cleveland, Ohio 44114-1306 Attn: Institutional Banking	KEYBANK NATIONAL ASSOCIATION as Agent and as a Lender
		By:	/s/ Marianne T. Meil

Marianne T. Meil Vice President

Address:	1350 Euclid Avenue, 11th Floor Cleveland, Ohio 44115 Attn: Christine C. Gencer	U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender
		By:	/s/ Christine C. Gencer

Christine C. Gencer Vice President

Address:	600 Superior Avenue, East Cleveland, Ohio 44114	FIFTH THIRD BANK
	Attn: Martin H. McGinty	By:	/s/ Martin H. McGinty Martin H. McGinty Vice President

Address:	1375 East Ninth Street, Suite 2430 Cleveland, Ohio 44114	PNC BANK, NATIONAL ASSOCIATION
	Attn: Joseph G. Moran	By:	/s/ Joseph G. Moran Joseph G. Moran Managing Director

Address:	Royal Bank Tower, South Plaza Floor 1800 Toronto, Ontario M5J2J2	JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
	Attn: Dana E. Jurgens	By:	/s/ Dana E. Jurgens Dana E. Jurgens Vice President

SCHEDULE 1

	US REVOLVING	US REVOLVING
	CREDIT	CREDIT
	COMMITMENT	COMMITMENT	MAXIMUM
US LENDERS	PERCENTAGE	AMOUNT	AMOUNT
KeyBank National Association	36.67%	$27,500,000.00	$27,500,000.00
U.S. Bank National Association	26.67%	$20,000,000.00	$20,000,000.00
Fifth Third Bank	20.00%	$15,000,000.00	$15,000,000.00
PNC Bank, National Association	16.66%	$12,500,000.00	$12,500,000.00

Maximum US Revolving Amount	100.00%	$75,000,000.00

	CAD REVOLVING	CAD REVOLVING
	CREDIT	CREDIT
	COMMITMENT	COMMITMENT	MAXIMUM
CANADIAN LENDERS	PERCENTAGE	AMOUNT	AMOUNT
JPMorgan Chase Bank, N.A., Toronto Branch	100.00%	$25,000,000.00	$25,000,000.00
Maximum CAD Revolving Amount	100.00%	$25,000,000.00
TOTAL COMMITMENT AMOUNT			$100,000,000.00

SCHEDULE 2
CANADIAN BORROWERS
1.	AIT Limited Partnership, a limited partnership organized under the laws of Ontario

2.	Applied Industrial Technologies Ltd., a corporation incorporated under the laws of Canada

3.	Applied Nova Scotia Company, a Nova Scotia unlimited liability company

4.	Dynavest Nova Scotia Company, a Nova Scotia unlimited liability company

SCHEDULE 2.2
EXISTING LETTERS OF CREDIT

				Issue	Renewal	Expiration
Bank	L/C #	Beneficiary	Amount	Date	Basis	Date	Comments

KeyBank	300096	Pacific Employers	3,973,415	7/1/1998	Auto-Annual	31-Oct	Complete ACE Program

KeyBank	300469	Zurich	212,974	10/3/1997	Auto-Annual	1-Nov	Invetech Program

KeyBank	300095	Hartford	1,600,000	7/1/1995	Auto-Annual	1-Jul	Entire Hartford Requirement

KeyBank	300094	Travelers	300,000	7/1/1995	Auto-Annual	31-Oct	Entire Travelers Requirement

KeyBank	305267	USF&G	2,400,000	9/18/2002	Auto-Annual	18-Sep	Entire USF&G Requirement

SCHEDULE 3
DOMESTIC GUARANTORS OF PAYMENT
1.	Applied Industrial Technologies-CA LLC, a Delaware limited liability company

2.	Applied Industrial Technologies-DBB, Inc., an Ohio corporation

3.	Applied Industrial Technologies-Dixie, Inc., a Tennessee corporation

4.	Applied Industrial Technologies-Indiana LLC, an Ohio limited liability company

5.	Applied Industrial Technologies-Mainline, Inc., a Wisconsin corporation

6.	Applied Industrial Technologies-TX LP, a Delaware limited partnership

7.	Applied Industrial Technologies-PA LLC, a Pennsylvania limited liability company

8.	Air and Hydraulics Engineering, Incorporated, an Alabama corporation

9.	ESI Acquisition Corporation, an Ohio corporation

10.	The Ohio Ball Bearing Company, an Ohio corporation

11.	Bearings Pan American, Inc., an Ohio corporation

12.	Bearing Sales and Service, Inc., a Washington corporation

13.	Air Draulics Engineering Co., a Tennessee corporation

14.	Applied-Michigan, Ltd., an Ohio limited liability company

15.	Applied Industrial Technologies-Capital LLC, a Delaware limited liability company
CANADIAN GUARANTORS OF PAYMENT
None

SCHEDULE 5.9
LIENS
None.

SCHEDULE 6.1
SUBSIDIARIES

Name of Subsidiary	State of Incorporation	Outstanding Shares
Air Draulics Engineering Co.	Tennessee	100% Parent Corp.
Air and Hydraulics Engineering, Incorporated	Alabama	100% Parent Corp.
AIT Limited Partnership	Ontario	Applied Nova Scotia Company 99% General Partner Dynavest Nova Scotia Company 1% Limited Partner
Applied Industrial Technologies Ltd.	Canada [federal]	100% Applied Nova Scotia Company
Applied Industrial Technologies — CA LLC	Delaware	100% Parent Corp.
Applied Industrial Technologies — CAPITAL LLC	Delaware	100% Applied Industrial Technologies — CA LLC
Applied Industrial Technologies — DBB, Inc.	Ohio	100% Parent Corp.
Applied Industrial Technologies — Dixie, Inc.	Tennessee	100% Parent Corp.
Applied Industrial Technologies — Indiana LLC	Ohio	Parent Corp. 99% Member The Ohio Ball Bearing Company 1% Member
Applied Industrial Technologies — Mainline, Inc.	Wisconsin	100% Parent Corp.
Applied Industrial Technologies — PA LLC	Pennsylvania	Parent Corp. 99% Member The Ohio Ball Bearing Company 1% Member
Applied Industrial Technologies — PACIFIC LLC	Delaware	100% Applied Industrial Technologies — CA LLC The Ohio Ball Bearing Company 1% Member
Applied Industrial Technologies — TX LP	Delaware	Parent Corp. 1% General Partner Bearings Pan American, Inc. 99% Limited Partner
Applied Mexico, S.A. de C.V.	Mexico	97% Applied Mexico Holdings, S.A. de C. V. 3% Sergio H. Nevarez
Applied Mexico Holdings, S. A. de C.V.	Mexico	99.9% Bearing Sales & Service, Inc.
0.1% Bearings Pan American, Inc.
Applied — Michigan, Ltd.	Ohio	Applied Industrial Technologies — DBB, Inc. 95% Member Applied Industrial Technologies- Mainline, Inc. 5% Member
Applied Nova Scotia Company	Nova Scotia	100% Parent Corp.
BER International, Inc.	Barbados	100% Parent Corp.
Bearing Sales & Service, Inc.	Washington	100% Applied Industrial Technologies-Dixie, Inc.
Bearings, Inc.	Alabama	100% Parent Corp.
Bearings, Inc.	Tennessee	100% Parent Corp.
Bearings Pan American, Inc.	Ohio	100% Parent Corp.
Dynavest Nova Scotia Company	Nova Scotia	100% Applied Nova Scotia Company
ESI Acquisition Corporation	Ohio	100% Parent Corp.
Rafael Benitez Carrillo Inc.	Puerto Rico	100% Parent Corp.
The Ohio Ball Bearing Company	Ohio	100% Parent Corp.
Atelier P.V. Hydraulique 2004 Inc.	Canada [federal]	100% Le Groupe GLM (2005) Inc.
Le Groupe GLM (2005) Inc.	Canada [federal]	100% Applied Industrial Technologies Ltd.

SCHEDULE 6.4
LITIGATION AND ADMINISTRATIVE PROCEEDINGS
NOTE: THIS DISCLOSURE CONTAINS CONFIDENTIAL INFORMATION AND IS
SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY PROVISIONS OF THE
CREDIT AGREEMENT TO WHICH THIS SCHEDULE IS ATTACHED
Applied Industrial Technologies, Inc. (as successor in interest to King Bearing, Inc., alleged successor in interest to Valley Industrial Supply Co., Inc.) (“Applied”) has been named as a defendant in a case in the Superior Court of California, County of San Francisco, Elven Odell Qualls v. Alcoa, Inc., et al., Case Number CGC05437700. The plaintiff, who worked as a carpenter and machinist during the 1960’s and 1970’s at a location to which King Bearing, Inc. and Valley Industrial Supply Co., Inc. allegedly distributed Johns Manville products containing asbestos, has been diagnosed with mesothelioma. The plaintiff alleges that Applied is liable for negligence and strict liability and seeks $13.5 million in general and special damages and $10 million in punitive damages. If liability were assessed against Applied, Applied would seek indemnification from King Bearing’s insurance carriers.**

**
The inclusion of proceedings on this schedule does not constitute a determination that any such proceeding would constitute a Material Adverse Effect (as such term is defined in the Credit Agreement) to Applied or any of the Guarantors.

SCHEDULE 6.10
ERISA PLANS
Applied Industrial Technologies, Inc. Retirement Plan (PN: 003)
Detroit Ball Bearing Company Union Employees’ Retirement Plan (PN: 001)

SCHEDULE 6.15
MATERIAL AGREEMENTS
Note Purchase Agreements among Applied Industrial Technologies, Inc., Applied Nova Scotia Company, Hartford Life Insurance Company and MONY Life Insurance Company with respect to the U.S. $20,000,000 7.98 Senior Notes due November 15, 2010 and the $5,000,000 Senior Notes due November 15, 2010.
$150,000,000 Private Shelf Agreement, dated as of November 27, 1996, between Applied Industrial Technologies, Inc. and The Prudential Insurance Company of America, as amended on January 30, 1998, October 24, 2000, November 14, 2003, and February 25, 2004, pursuant to which Applied Industrial Technologies issued and sold and Prudential Insurance Company of America purchased a 6.60% senior unsecured Note in the original aggregate principal amount of $50,000,000, due December 8, 2007. The current amount outstanding under this facility is $50,000,000.
Guaranty Agreement between Applied Industrial Technologies, Inc., Guarantor and The Huntington National bank, as Trustee, dated as of March 1, 1996 for the guaranty of up to $3,877,643.89 of the $18,835,000 Cleveland-Cuyahoga County Port Authority Taxable Headquarters Revenue Bonds Series 1996. The Bonds consist of Series A Bonds and Series B Bonds. The Series A Bonds mature on March 1, 2016 and bear interest at the annual rate of seven and twenty-eight one-hundredths percent (7.28%) per year.
Guaranty Agreement between Applied Industrial Technologies, Inc., Guarantor and The Prudential Insurance Company of America, as Holder, dated as of March 1, 1996 for the guaranty of $1,800,000 County of Cuyahoga, Ohio Taxable Development Revenue Bonds, Series 1996. The Bonds mature on March 1, 2016 and bear interest at a rate of seven and nineteen one-hundredths percent (7.19%) per year.
Lease Agreement between Cleveland-Cuyahoga County Port Authority, Lessor and Bearings, Inc. (n/k/a Applied Industrial Technologies, Inc.), Lessee, dated as of March 1, 1996, for lease of the company’s headquarters.
Agreement among Applied Industrial Technologies — DBB, Inc. and Truck Drivers Local Union No. 299, Affiliated with the International Brotherhood of Teamsters, AFL/CIO, February 2, 2004 - February 1, 2007. This agreement covers approximately 38 employees in the positions of drivers and back-up drivers located at Applied service centers within a 50 mile radius of 1450 Howard Street, Detroit, MI. The covered locations are: 23857 Industrial Park Drive, Farmington Hills, MI; 35430 Beattie Drive, Sterling Heights, MI and 11700 Metro Center Drive, Building D, Romulus, MI. (The original 1450 Howard Street, Detroit, MI location is now closed.)

EXHIBIT A
FORM OF
US REVOLVING CREDIT NOTE

$	Cleveland, Ohio
June 3, 2005
FOR VALUE RECEIVED, the undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (“US Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                      (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

[ ] AND 00/100	DOLLARS
or the aggregate unpaid principal amount of all US Revolving Loans, as defined in the Credit Agreement made by Lender to US Borrower pursuant to Section 2.2 of the Credit Agreement, whichever is less, in lawful money of the United States of America.
As used herein, “Credit Agreement” means the Credit Agreement dated as of June 3, 2005, among US Borrower and Canadian Borrowers, as each term is defined therein, the Lenders, as defined therein, U.S. Bank National Association, as syndication agent, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
US Borrower also promises to pay interest on the unpaid principal amount of each US Revolving Loan from time to time outstanding, from the date of such US Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.
The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of US Borrower under this Note.
If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate, if required by Section 2.4(d) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
JURY TRIAL WAIVER. US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, CANADIAN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B
FORM OF
SWING LINE NOTE

$25,000,000	Cleveland, Ohio
June 3, 2005
FOR VALUE RECEIVED, the undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (“US Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

TWENTY-FIVE MILLION AND 00/100	DOLLARS
or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined) made by Swing Line Lender to US Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.
As used herein, “Credit Agreement” means the Credit Agreement dated as of June 3, 2005, among US Borrower and Canadian Borrowers, as each term is defined therein, the Lenders, as defined therein, U.S. Bank National Association, as syndication agent, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
US Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(b); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.
The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligation of US Borrower under this Note.
If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate, if required by Section 2.4(d) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
JURY TRIAL WAIVER. US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, CANADIAN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C
FORM OF
CAD REVOLVING CREDIT NOTE

$	Cleveland, Ohio
June 3, 2005
FOR VALUE RECEIVED, the undersigned, AIT LIMITED PARTNERSHIP, a limited partnership organized under the laws of Ontario, APPLIED INDUSTRIAL TECHNOLOGIES LTD., a corporation incorporated under the laws of Canada, APPLIED NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company and DYNAVEST NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (collectively, “Canadian Borrowers”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                      (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the CAD Equivalent of the principal sum of

[ ] AND 00/100	DOLLARS
or the Dollar Equivalent of the aggregate unpaid principal amount of all CAD Revolving Loans, as defined in the Credit Agreement made by Canadian Lender to Canadian Borrowers pursuant to Section 2.3 of the Credit Agreement, whichever is less, in Canadian Dollars.
As used herein, “Credit Agreement” means the Credit Agreement dated as of June 3, 2005, among US Borrower and Canadian Borrowers, as each term is defined therein, the Lenders, as defined therein, U.S. Bank National Association, as syndication agent, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
Canadian Borrowers also promise to pay interest on the unpaid principal amount of each CAD Revolving Loan from time to time outstanding, from the date of such CAD Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(c); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.
The portions of the principal sum hereof from time to time representing CAD Base Rate Loans and CAD Fixed Rate Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Canadian Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate, if required by Section 2.4(d) of the Credit Agreement. All payments of principal of and interest on this Note shall be made in immediately available funds.
This Note is one of the CAD Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
Except as expressly provided in the Credit Agreement, Canadian Borrowers expressly waive presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.
[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. CANADIAN BORROWERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, CANADIAN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

AIT LIMITED PARTNERSHIP		APPLIED INDUSTRIAL TECHNOLOGIES, LTD.
by:	Applied Nova Scotia Company, its general partner

By:		By:

	Name:		Name:
	Title:		Title:

By:		By:

	Name:		Name:
	Title:		Title:

APPLIED NOVA SCOTIA COMPANY		DYNAVEST NOVA SCOTIA COMPANY

By:		By:

	Name:		Name:
	Title:		Title:

By:		By:

	Name:		Name:
	Title:		Title:

EXHIBIT D
FORM OF
NOTICE OF LOAN
[Date]                                        , 20____
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking
Ladies and Gentlemen:
The undersigned, Applied Industrial Technologies, Inc. (“US Borrower”), refers to the Credit Agreement, dated as of June 3, 2005 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrowers, the Lenders, as each term is defined in the Credit Agreement, U.S. Bank National Association, as syndication agent, and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement, that Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.6 of the Credit Agreement:
(a)	The Borrower requesting the Proposed Loan is .

(b)	The Business Day of the Proposed Loan is , 200_____.

(c)	The amount of the Proposed Loan is $ / CAD .

(d)	The Proposed Loan is to be a: Base Rate Loan _____ / Eurodollar Loan _____ / CAD Base Rate Loan _____ / CAD Fixed Rate Loan _____ / Swing Loan _____ (Check one.)

(e)	If the Proposed Loan is a Fixed Rate Loan, the Interest Period requested is one month _____ / two months _____ / three months _____ / six months _____. (Check one.)

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:
(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;
(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and
(iii) the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

Very truly yours, APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:
Name:
Title:

EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1) I am the duly elected President or Chief Financial Officer of Applied Industrial Technologies, Inc., an Ohio corporation (“US Borrower”);
(2) I am familiar with the terms of that certain Credit Agreement, dated as of October 31, 2003, among Borrowers, the Lenders, as each term is defined in the Credit Agreement, and KeyBank National Association, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;
(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
(4) The representations and warranties made by Borrowers contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof (except for those representations and warranties that relate to a specific date); and
(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.
IN WITNESS WHEREOF, I have signed this certificate the  _____  day of                     , 20_____.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:
Name:
Title:

EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                                          (the “Assignor”) and                                           (the “Assignee”) is dated as of                     , 20___. The parties hereto agree as follows:
1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of June 3, 2005 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (“US Borrower”), AIT LIMITED PARTNERSHIP, a limited partnership organized under the laws of Ontario, APPLIED INDUSTRIAL TECHNOLOGIES LTD., a corporation incorporated under the laws of Canada, APPLIED NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company and DYNAVEST NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company (“Canadian Borrowers” and, together with US Borrower, collectively, “Borrowers” and, individually, each a “Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), U.S. BANK NATIONAL ASSOCIATION, as syndication agent, and KEYBANK NATIONAL ASSOCIATION, as lead arranger, book runner and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have an “Applicable Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).
3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [                      _____, _____] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:
(a) receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(b) of the Credit Agreement, by US Borrower;

(b) receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10(d) of the Credit Agreement;
(c) receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and
(d) receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.
4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.
5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrowers, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor, (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement, the Lender Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents and the Lender Agreement, and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Loan Documents and the Lender Agreement, as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement, the Lender Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement, the Lender Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of any Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement, the Lender Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrowers, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement, the Lender Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.
7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right pursuant to Section 10.10 of the Credit Agreement to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, the Lender Agreement or any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement, the Lender Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.
8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.
9. Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of US Borrower; provided, that the execution of this Assignment Agreement by Agent and, if necessary, by US Borrower is evidence of such acceptance and consent.

10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.
12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.
[Remainder of page intentionally left blank.]

13. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND/OR BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH OF THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.
IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

Address:

	Attn:	By:
	Phone:		Name:
	Fax:		Title:

ASSIGNEE:

Address:

	Attn:	By:
	Phone:		Name:
	Fax:		Title:

Accepted and Consented to this ___ day of ___, 20___:	Accepted and Consented to this ___ day of _______, 20___:

KEYBANK NATIONAL ASSOCIATION, as Agent	APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	By:

Name:	Name:
Title:	Title:

ANNEX 1
TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT
On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I. INTEREST OF ASSIGNOR BEING ASSIGNED TO ASSIGNEE

A. Assigned Percentage		%

B. Assigned Amount	$

II. ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A. Assignee’s Commitment Percentage under the Credit Agreement		%

B. Assignee’s Commitment Amount under the Credit Agreement	$

III. ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A. Assignor’s Commitment Percentage under the Credit Agreement		%

B. Assignor’s Commitment Amount under the Credit Agreement	$

EXHIBIT G
FORM OF
REQUEST FOR EXTENSION
                                        , 200___
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking
Ladies and Gentlemen:
The undersigned, Applied Industrial Technologies, Inc. (“US Borrower”), refers to the Credit Agreement, dated as of October 31, 2003 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrowers, as defined in the Credit Agreement, the Lenders, as defined in the Credit Agreement, U.S. Bank National Association, as syndication agent, and KeyBank National Association, lead arranger, book runner, and administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.15 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.15 of the Credit Agreement.
The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from                       _____, 200_____ to                       _____, 200___.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (a) the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date (except with respect to those representations and warranties that refer to a specific date); (b) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default; and (c) the applicable conditions set forth in Section 2.15 and Article IV of the Credit Agreement have been satisfied.

Very truly yours, APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:
Name:
Title:

EXHIBIT H
US BORROWER INVESTMENT POLICY

APPLIED INDUSTRIAL TECHNOLOGIES
SHORT-TERM INVESTMENT POLICY
Purpose
This document establishes the responsibility, authority, and guidelines for the investment of the excess cash balances of Applied Industrial Technologies.
Policy Administration
Applied Industrial Technologies (Applied) Corporate Treasury maintains centralized responsibility to administer, direct and monitor the short-term investment of cash balances throughout Applied and it’s domestic business units. Exceptions to this policy must be approved by the VP-CFO & Treasurer and the CEO. In addition, all exceptions must be reported to the Audit Committee. Outside fund managers may be hired to make investments for Applied with the approval of the VP-CFO & Treasurer as long as the investment manager adheres to these investment guidelines.
Investment Objectives
The primary objectives of Applied Industrial Technologies, Inc. investment of excess cash balances, in order of importance are:
•
To preserve the principal value of the investments. Investments must be made in securities offering a very high degree of safety with regard to principal to protect assets so they are available for corporate purposes.

•	To maintain liquidity to meet anticipated cash flow needs. Investment maturities and liquidity must be matched to the company’s projected cash requirements to fund normal operating budget/expenses.
•	To achieve the best available yields consistent with capital preservation and liquidity requirements.
Investment Authorization Levels
Investments on behalf of Applied Industrial Technologies may only be made to established investment accounts by the following individuals: Assistant Treasurer, Assistant Controller, Controller and VP-CFO & Treasurer.

Permissible Investment Instruments
All eligible investments will be U.S. dollars denominated and only with established investment accounts of Applied Industrial Technologies, Inc. Fixed-income securities and other securities with debt-like characteristics on a fixed rate and floating rate basis are permissible. Permitted investments are as follows:
•	Direct obligations of the U.S. Government or its Agencies including bills, notes and bonds.
•	Bank obligations, including certificates of deposits, time deposits and bankers acceptances issued by U.S. Banks.
•	Repurchase Agreements (backed by U.S. Government Securities)
•	Money Market Mutual Funds that seek to maintain a constant share price while maximizing current income, and which offer daily purchase and redemption privileges.
•	Mutual Funds that are comprised of U.S. Treasury or other U.S. Government issued notes, with maturities of less than one year.
•	Tax-exempt Investments in Municipal Bonds having maturities of less than one year, backed by a letter of credit by the issuing bank.
•	Corporate obligations of U.S. companies including Corporate Bonds and Commercial paper.
Credit Quality Restrictions
•
Acceptable securities include direct obligations of the U.S. government or securities issued by a U.S. government sponsored agency and involve government sponsorship or are fully guaranteed by the government agency.

•	Commercial bank, insurance company, and corporate investment securities, issuers must have at least either a long-term rating of “A” or equivalent and/or a short-term rating of “A 1” or “P 1”.
•	Money Market Mutual Funds will be limited to those funds with a rating of Aaa from Moody’s (or equivalent Standard & Poor’s rating).
•
Tax-exempt municipal securities must have at least a long-term rating of “AAA” or better. Non-rated issues may be purchased if they are of equivalent investment quality and they are either fully collateralized or guaranteed by an investment contract or letter of credit issued by a bank, corporation, or insurance company meeting the credit quality defined in the paragraph above.

Investment Accounts
•
Authorized changes, additions or closures to the investment accounts of Applied Industrial Technologies, Inc. require the approval of the CFO — Treasurer and any of the following: Assistant Treasurer, Assistant Controller or Controller. These changes include changing the type of account, account number, changes to existing investment agreements and changes to authorized signatories.

Custody Requirements
Commercial and investment banks which are qualified as defined in these Guidelines, are authorized to hold investments in safekeeping on behalf of Applied. Securities registered in book entry format will be maintained in the name of an Applied entity.
Investment Instruments — Definitions and Specific Restrictions
U.S. Treasury Securities are direct obligations of the United States government and carry its full faith and credit.
•
Treasury Bills: T-bills are the most liquid securities in the money market because of their impeccable credit quality, their relatively short maturities, and the substantial volume of trading activity. T-bills are issued each week with maturities of 3 months, 6 months or 12 months.

•
Treasury Notes: The Treasury issues interest-bearing notes that are sold at or near par value and redeemed at par value. The original maturity of a Treasury note (T-note) when initially sold is from more than one year up to 10 years. The Treasury issues two- and four-year notes regularly.

•
Treasury Bonds: The Treasury issues interest-bearing negotiable bonds that have a maturity of more than 10 years from the date of issue. The only difference between T-notes and Treasury bonds (T-bonds) is length of maturity from original issue.

Federal Agency Securities: Many agencies of the U.S. government issue securities to fund their operations, or as intermediaries between different types of financial markets. Although agency issues are smaller than Treasury issues, the liquidity of most agencies compares favorably with other money market instruments. While credit risk exists, agency securities represent reasonable risk.
Commercial Paper (CP) is an unsecured promissory note issued for a specific amount to mature in 180 days or less, issued by corporations, financial institutions, and other borrowers.
•	Issuers sell CP directly to investors or through dealers. Dealers include securities firms and commercial banks.
•
Commercial paper is rated by credit rating agencies based on factors such as liquidity, cash flow potential, earning trends, position in the industry, quality of management, and backup credit facilities.

•
Investments will be limited to those issuers whose commercial paper rating by Moody’s (or equivalent) is “P-1” or better and whose long-term senior debt rating is “A2” or better and not to have been downgraded within the last year. All such investments should have a maximum maturity not exceeding 180 days.

Certificates of Deposits: Institutional CD’s are interest-bearing debt issues of financial institutions in the U.S., with original maturities ranging from seven days to several years.
Repurchase (Repo) Agreements: Investments will be limited to transactions with Primary Government Securities Dealers and have as collateral U.S. government and agency issues that meet guideline restrictions. Repos will be further limited to a maximum term of 5 days.
Money Market Mutual Fund Shares: Available cash may be invested in Money Market Mutual Funds as follows: (1) limited to those open-end funds which limit investments to the prime credit instruments allowed in the above guidelines and which limit maturities of those various instruments to a maximum of one year, (2) limited to those funds which permit immediate withdrawal of principal by wire transfer at any time, and (3)limited to those funds which have a Money Market Fund Rating of “AAA” from Moody’s (or equivalent).
Money Market Investment Accounts: Money market investments in any financial institution organized under the laws of the United States of America with $30 billion or more in assets. In addition, the financial institution must have a short-term rating by Moody’s (or equivalent) of “P-1” or better and whose long-term senior debt rating is “A” or better.